MARKET GUIDANCE SYSTEMS, INC.

RTN STEALTH SYSTEM

<u>EXCLUSIVE PERPETUAL MASTER LICENSE AGREEMENT</u>

RTN STEALTH SOFTWARE INC.
(Formerly Known as Arris Resources Inc.)

January 12, 2010

This **EXCLUSIVE PERPETUAL MASTER LICENSE AGREEMENT**, made as of the date set forth on the signature page hereto (referred to herein as the "License" and this "Agreement") by and between, **MARKET GUIDANCE SYSTEMS, INC.**, a Delaware corporation ("**Licensor**") and **RTN STEALTH SOFTWARE INC.**, a British Columbia corporation formerly known as Arris Resources Inc. (the "**Licensee**").

WHEREAS, Licensor is the owner and authorized licensor of a direct access trading platform that currently utilizes the TWS multi-market connectivity platform of Interactive Brokers, LLC and which may use connectivity platforms of other brokerages in the future, and which provides real time market information designed to support active traders in making their respective trading decisions, as described in further detail in **Exhibit A** attached hereto **(the "RTN Stealth System");**

WHEREAS, Licensee desires to obtain an exclusive license to use the RTN Stealth System and further rights to sublicense the RTN Stealth System to retail end-users on an exclusive basis worldwide (the "**Territory**");

WHEREAS, the Licensor and the Licensee are as of the even date hereof entering into that certain **Convertible Preferred Stock Purchase Agreement** (the "**Preferred Stock Purchase Agreement**") pursuant to which this License Agreement is herewith executed and delivered by Licensor to the Licensee in consideration for delivery of **five million (5,000,000) shares of Convertible Redeemable Preferred Stock** issued by the Licensee to the Licensor and the covenant for payment of the Royalty as such term is defined in Section 3.2 herein;

NOW, THEREFORE, in consideration of the mutual promises and upon the terms and subject to the conditions set forth herein, the parties agree as follows:

1. Grant of Exclusive License and Right to Sublicense.

1.1 Grant of License. Effective upon execution and delivery by all parties of the Preferred Stock Purchase Agreement and satisfaction of all conditions precedent thereby, and pursuant to the terms and subject to the conditions of this License, Licensor hereby grants to Licensee during the Term (as defined in Section 11 herein) the exclusive use of the RTN Stealth System for the purposes of direct deployment of the RTN Stealth System and the right to sublicense the RTN Stealth System for individual retail use by third parties (each, a "**Sublicense**" and each user of the RTN Stealth System thereof, a "**Sublicensee**"), solely for purposes of real time stock market assessments and trader decision-making support, in each case solely for informational purposes with communication capability which may interface with the end-user's brokerage account at Interactive Brokers and such other brokerages which may become available in the future. Licensee agrees that any and all use of RTN Stealth System through the License or any and all sublicenses (collectively, the "**Services**"), including, without limitation, trading in securities using the Services, is solely at such users' own risk, cost and expense. The Licensee may not license or sublicense to any retail market or distribution channel any separate component of the RTN Stealth System without the express written approval of the Licensor. For purposes of clarity, the parties acknowledge and agree that neither the License nor any Sublicense may be utilized to execute trades of securities which may legally only be

executed through the brokerage account of each end-user by a licensed broker under the applicable laws, rules and regulations of the jurisdiction of the Sublicense end-user. The Licensee may not license or sublicense any rights of use of the RTN Stealth System other than individual retail use by end-users. The grant of the License shall be exclusively to the Licensee and such License shall be valid within all countries of the world where the Licensee may legally grant such Sublicenses and where the RTN Stealth System may be legally utilized (the "**Territory**").

1.2 Intellectual Property. Licensor hereby grants to Licensee, for the limited purpose of Licensee's use of the RTN Stealth System, the copyrights, trademarks and trade names used by Licensor to identify the RTN Stealth System in accordance with such written specifications as Licensor may from time to time determine and make available to Licensee. Licensee agrees to comply with Licensor's prevailing policies regarding use of Licensor's copyrights, trademarks and trade names used by Licensor's representatives, as such policies may be amended from time to time. Licensee shall not use Licensor's copyrights, trademarks or trade names in a disparaging or misleading manner. Except as authorized in this Section 1.2, Licensee shall not otherwise use Licensor's copyrights, trademarks or trade names without the prior written approval of Licensor. Licensee shall not take any action which is inconsistent with Licensor's ownership of its copyrights, trademarks and trade names. Licensee agrees to include correct trademark, trade name, copyright, trade secrets and patent notices for the RTN Stealth System on all materials and equipment where appropriate as requested by Licensor. Licensee shall not remove, alter, cover, obfuscate or otherwise deface any Licensor trademark, trade name, patent, trade secret or copyright notice on the RTN Stealth System or any part thereof or any promotion or advertising material used in conjunction with or for the RTN Stealth System.

1.3 Nature of the Grant. Nothing contained in this License shall operate to grant Licensee any rights in or to any other product or service offered by Licensor or its affiliates other than the rights to the RTN Stealth System expressly granted under this License.

1.4 Field of use restriction. Except as otherwise contemplated by this License, Licensee shall not use, sell or license, or permit any third party to use, sell, license or sublicense the RTN Stealth System to any third party other than through direct use by Licensee or through sublicenses granted solely by Licensee. Licensee shall not, or shall not permit any third party to, encourage uses of the RTN Stealth System other than as permitted by Licensor.

1.5 Governmental Restrictions. In the event that any Governmental Authority restricts or prohibits the use, licensing or sublicensing of the RTN Stealth System, Licensee's rights hereunder shall be subject to and limited by any such restriction or prohibition without liability to Licensor of any type or nature. Licensee undertakes to immediately deliver notice in writing to Licensor with respect to the terms and conditions of any such restriction or prohibition applicable to the RTN Stealth System.

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1.6 Licensor Reservation of Rights. Notwithstanding anything to the contrary herein, Licensor reserves all right, title and interest for licensing and sublicensing the RTN Stealth System for direct corporate and institutional use by investment funds, mutual funds, pooled retirement funds, investment advisory firms and any and all other corporate and institutional organizations who are not individual retail end-users, brokerage units utilizing or making the RTN Stealth System available to retail end-users; distributing the RTN Stealth System for retail use, or other providers of trading services to retail end-users. The Licensor furthermore reserves any and all rights pertaining to (a) research, development, maintenance and improvement of the RTN Stealth System; (b) all use of the RTN Stealth System by Licensor and its officers, employees and personnel of Magus Management Corp., an Ontario corporation; and (c) not more than twenty persons who are directors, shareholders, accountants, counsel and consultants and service providers of Licensor as Licensor may from time to time determine at its sole discretion. All rights not granted herein are expressly reserved to Licensor. Except with respect to the grant of License in respect of the RTN Stealth System, nothing in this Agreement shall be deemed to constitute the grant of license to any of Licensor's other intellectual property rights or technology. Nothing herein shall constitute or be construed as a transfer of ownership of ownership or rights to the RTN Stealth System.

1.7 Support and Training. The Licensor shall provide support, training and maintenance services in respect of the functionality of the RTN Stealth System solely for Licensee during the initialization period of six (6) months following the date of this Agreement (the "**Initialization Period**"). All such services shall be provided during hours of normal operation of the Licensor on a remote basis and not on-site. All end-user support shall be provided at the sole cost and charge of Licensee. All support and training services during the Initialization Period shall be charged by Licensor to Licensee at the rate of one hundred U.S. dollars per hour (US$100.00 per hour) and charged by Licensor to Licensee in quarter hour increments. Any and all supplemental support, training and maintenance services after the Initialization Period shall be subject to reasonable good faith negotiation of separate agreements between the parties. All such services shall be performed by the Licensor in a professional manner.

2. Covenants for Sublicenses

2.1 Sublicenses. Licensee will only sublicense the RTN Stealth System to licensed retail brokerages for further distribution sublicense to individual retail end users or to individual end users. Any RTN Stealth System offerings developed or geared to retail market distribution shall be offered and/or developed with and for Licensee and only for the purpose mentioned in Section 1.1 and only pursuant to the terms and conditions of this License Agreement and the approved "Terms of License" pursuant to Section 2.4 herein.

2.2 Sub-License fee. The specified fee that Licensee may charge each Sublicensee to use the RTN Stealth System during Term of this Agreement is **USD $ 49.50 (forty-nine U.S. Dollars and 50/100)** per month exclusive of any and all applicable taxes, commissions, or

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governmental or regulatory surcharges or such other price as agreed to by the Licensor and Licensee. Any and all changes to the Sublicense fee shall be subject to prior written approval of Licensor. No commissions or transaction-based fees may be charged at any time for any reason using the RTN Stealth System by Licensee or any Sublicensee in respect of any securities transaction.

2.3 Sales. Licensee undertakes to use its commercial best efforts during the Term of this Agreement to market and promote the RTN Stealth System to prospective third party retail end-user Sublicensees, and all such expenses such as advertising, sales presentations, telemarketing, infomercials, attendance at exhibitions and congresses, all at the sole charge and expense of the Licensee.

2.4 Terms of Sublicense. Prior to issuance of any Sublicense of the RTN Stealth System, Licensee shall draft and deliver commercially reasonable "Terms of License" for use of the RTN Stealth System with respect to all Sublicensees to the prospective Sublicense. These terms of license shall be consistent with the provisions of this Agreement and shall be in form and substance which must be approved in writing by Licensor, acting reasonably and in good faith, prior to use of the RTN Stealth System by any such Sublicensee. Any subsequent changes to the "Terms of License" shall also be subject to prior written approval by Licensor, acting reasonably and in good faith.

3. Consideration.

3.1 Consideration. In partial consideration for the grant of the License of the RTN Stealth System and rights of Sublicense as provided herein, Licensor herewith issues and delivers those certain shares of Licensee's Convertible Redeemable Preferred Stock under the terms and conditions set forth in the Preferred Stock Purchase Agreement dated as of even date herewith.

3.2 Royalty. In further consideration for the grant of the License of the RTN Stealth System and rights of Sublicense as provided herein, Licensee herewith agrees to pay to Licensor a royalty of three-and-one-half percent (3.5%)of gross revenues received attributable to the sales of Sublicenses of the RTN Stealth System after deducting any and all third-party fees, costs and commissions due and payable with respect to the sale of each such Sublicense which shall be calculated and paid to Licensor not less than ten (10) days after the end of each calendar month. There is no guaranteed minimum royalty due or payable in respect of the License granted hereunder. In the event that any payment of Royalty is delivered to Licensor more than thirty (30) days late, provided such amount is not disputed by Licensee in good faith, a monthly charge shall apply on such amount due and payable at an interest rate equal to prime rate as published in the Wall Street Journal on such date plus one percent (1%) per month.

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4. Representations and Warranties of Licensor.

Licensor hereby represents and warrants to Licensee as follows:

4.1 Organization. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power to own or lease its properties and assets and to carry on its business as now conducted.

4.2 Authority relative to this License. Licensor has the right, power and authority to enter into this License and to perform all of its obligations hereunder. This License has been duly authorized by all necessary corporate action, has been duly executed and delivered, and constitutes the valid and binding obligation of Licensor, enforceable in accordance with its terms.

4.3 Financially Solvent. The Licensor is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. There is no legal proceeding in progress, pending, or, to the knowledge of the Licensor, threatened against or affecting the Licensor or affecting the title of the Licensor to any of the Intellectual Property or Proprietary Material.

4.4 No Conflicts; No Consents. The execution, delivery and performance of this License will not result in a breach in the terms or conditions of, or constitute a default under, or violate, or conflict with, or require, as the case may be: (i) any provision of any law, regulation or ordinance, (ii) the charter and organizational documents of Licensor, (iii) any agreement, lease, mortgage or other instrument or undertaking, oral or written, to which Licensor is a party or by which it or any of its properties or assets is or may be bound or affected, (iv) any judgment, order, writ, injunction or decree of any Governmental Authority (as hereinafter defined in section 6.1), or (v) any action of or by, or filing with, any Governmental Authority. To the knowledge of Licensor, the execution and delivery of this License does not and, except for any approvals, permits and licenses required to utilize the RTN Stealth System, the performance of this License will not, require any action, consent or approval of any person, entity or Governmental Authority.

4.5 Litigation. There is no pending or, to the knowledge of Licensor, threatened, legal, administrative, arbitration or other proceeding or governmental investigation which is likely to have a material adverse effect on Licensor or the performance by Licensor of this License. To the knowledge of the Licensor, there are no grounds on which any such legal proceeding might be commenced and there is no other outstanding against or affecting the Licensor which, in any such case, affect adversely or might affect adversely the ability of the Licensor to enter into this Agreement or perform its obligations hereunder.

4.6 License Rights. Licensor has sole title to and owns, or is licensed or otherwise possesses legally enforceable rights to use the Intellectual Property and Proprietary Materials (as

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the terms are hereinafter defined in Section 8.1 hereof) relating to the RTN Stealth System and has all right, title and authority therein to grant the License to Licensee hereunder. To Licensor's knowledge, no third party has or will have any ownership right in, title to, lien on, encumbrance on or security interest in any Intellectual Property or Proprietary Materials of the Licensor, and there are no outstanding options, licenses or agreements of any kind relating to the RTN Stealth System or improvements thereto. To Licensor's knowledge, no person or organization has ownership or other rights in the RTN Stealth System or rights of license, sublicense, use, or claims upon the RTN Stealth System except to the extent of this License and the rights reserved to the Licensor hereunder.

4.7 Grant of License. The Licensor has not previously or otherwise granted any rights to any third party which conflict with the rights granted by the Licensor to the Licensee under this Agreement.

4.9 No Infringement. To Licensor's knowledge, the Licensor has not violated, misappropriated or infringed, and is not currently violating, misappropriating or infringing, and the Licensor has not received any communications alleging that the Licensor (or any of its employees or consultants) has violated, misappropriated or infringed any intellectual property of any other person or entity, to the extent that any such violation, misappropriation or infringement, either individually or together with all other such violations, misappropriations and infringements, would have a material adverse effect on the Licensor's grant of the License to the Licensee. To Licensor's knowledge, the marketing, licensing and use of products embodying the RTN Stealth System will not require the unauthorized use of any technology to which any third parties have proprietary rights and to Licensor's knowledge, without having conducted any special investigation, such marketing, licensing and use will not involve infringement or claimed infringement by the Licensor or Licensee of any copyright, trademark, trade name, service mark, trade secret or other proprietary right of any other person.

5. Representations and Warranties of Licensee.

Licensee hereby represents and warrants to Licensor as follows:

5.1 Organization. Licensee has been duly organized and is validly existing and in good standing under the laws of the Province of British Columbia and has the corporate power to own or lease its properties and assets and to carry on its business as now conducted. The Licensee is duly qualified, licensed or admitted to transact business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure so to qualify would not have a materially adverse effect on its business, properties or financial condition or prospects.

5.2 Authority relative to this License. Licensee has the right, power and authority to enter into this License and to perform all of its obligations hereunder, including, without

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limitation, the right, power and authority to grant Sublicenses as contemplated hereunder. This License has been duly authorized by all necessary corporate action, has been duly executed and delivered, and constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms.

5.3 No Conflicts: No Consents. The execution, delivery and performance of this License will not result in a breach in the terms or conditions of, or constitute a default under, or violate, or conflict with, or require, as the case may be: (i) any provision of any law, regulation or ordinance, (ii) the charter instruments of the Licensee and any amendments thereto, (iii) any agreement, lease, mortgage or other instrument or undertaking, oral or written, to which Licensee is a party or by which it or any of its properties or assets is or may be bound or affected, (iv) any judgment, order, writ, injunction or decree of any Governmental Authority, or (v) any action of or by, or filing with, any Governmental Authority. To the knowledge of Licensee, the execution and delivery of this License does not, and except for any foreign approvals, permits and Licenses required to utilize the RTN Stealth System, the performance of this License will not, require any action, consent or approval of any person, entity or Governmental Authority.

5.4 Litigation. There is no pending or, to the knowledge of Licensee, threatened, legal, administrative, arbitration or other proceeding or governmental investigation which is likely to have a material adverse effect on Licensee or the performance by Licensee of this License.

6. Covenants.

6.1 Regulatory Compliance. Licensee shall not use the RTN Stealth System in any jurisdiction unless and until Licensor has obtained all regulatory approvals, licenses, permits or exemptions from applicable laws, rules, regulations, policies and authorizations thereof as required by any and all government authorities and regulatory authorities of such jurisdiction (collectively, "Applicable Laws") and/or under the orders of any court of competent jurisdiction (all such governmental authorities, regulatory organizations and courts, collectively, "Governmental Authority"). Licensee, at its sole cost and expense, shall prepare and submit any and all appropriate applications, data and other information required by such jurisdiction or Governmental Authority to obtain and maintain all regulatory approvals, licenses and permits in such jurisdictions with respect to legal compliance under all Applicable Laws for usage of the RTN Stealth System under this License and all Sublicenses. Licensee expressly acknowledges the Licensor is not currently registered with any Governmental Authority as of the date of this License with respect to any regulated use of the RTN Stealth System. Licensee expressly acknowledges and agrees that as of the date of this License the RTN Stealth System is intended to be used for purposes of decision-making support only by retail end-users using the RTN Stealth System who are relying solely on their own respective decision-making with respect to executing any and all trades of securities utilizing the RTN Stealth System. Licensee acknowledges that such activities may in certain jurisdictions construe the Licensee as engaging in a regulated activity, as to which Licensee hereby assumes sole and full responsibility for such

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use of the RTN Stealth System by any and all persons under this License and by all Sublicensees. Licensee fully accepts the disclaimers of responsibility by the Licensor and any and all of its affiliates in regard to regulatory compliance of Licensee and any liability or recourse in such regard brought against Licensee by any and all Governmental Authorities or any Sublicensee. Licensee agrees that any and all Sublicenses of the RTN Stealth System granted by Licensee shall only be made by Licensee following delivery to Licensor of a legal opinion from Licensee's qualified legal counsel in each jurisdiction in which licensor intends to grant Sublicenses, as to which such counsel shall be acceptable to Licensor in its sole discretion and such opinion shall be in form and substance acceptable to Licensor to the effect that Licensee is acting in compliance with all Applicable Laws in each jurisdiction in which a Sublicense is intended to be granted, with respect to use, distribution and Sublicense of the RTN Stealth System. Licensee undertakes to continuously monitor its activities and affairs and cause its counsel to not less than once per month ascertain and assure compliance with all Applicable Laws. Licensee shall upon request of the Licensor deliver a report setting forth in detail the applicable regulatory requirements of each jurisdiction in which Licensee intends to grant Sublicenses prior to issuance thereof pursuant to which Licensee shall represent and warrant to Licensor with respect to the status of compliance with all such Applicable Laws.

6.2 Business Practice. Licensee shall not solicit or take any action that is designed or intended to have the effect of discouraging any RTN Stealth System customer, prospective customer, supplier, or other business associate from maintaining the same business relationships after execution hereof as Licensor maintained prior to such date. Licensor shall not solicit any clients, customers or prospective customers of Licensee.

6.3 Non-Competition. Licensor agrees and undertakes not to compete with Licensee in any retail market with respect to the RTN Stealth System. Licensor undertakes that it will not permit Licensor's current or former employees, consultants, vendors, clients or Sublicensees to compete with Licensee or use the RTN Stealth System within the scope of the License granted to Licensee or any active Sublicense granted by Licensee. Nothing herein will be construed to grant Licensee exclusivity in any respect of usage, license or sublicense or deployment of the RTN Stealth System in non-retail markets. Licensor shall not compete with the RTN Stealth System retail business of the Licensee and Licensor shall not make or develop any product which competes on a retail basis with the RTN Stealth System.

6.4 Sublicense Compliance. Licensee covenants and agrees to promptly ascertain, assure and enforce compliance with any and all the terms and conditions applicable to Licensee and all Sublicensees under this Agreement and each Sublicense.

6.5 Quarterly Statements and Annual Audit. Licensee shall not later than sixty (60) days after the end of each calendar quarter execute and deliver to the Licensor financial statements of the Licensee prepared in accordance with generally accepted accounting principles applicable to public companies within the jurisdiction of Licensee and reviewed by the Licensee's auditors, and detailed supplemental reports for the Licensor setting forth such

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information pertaining to sales and grants of Sublicenses as reasonably requested by Licensor. Licensee shall not later than one-hundred-twenty (120) days after the end of each calendar year execute and deliver to the Licensor financial statements of the Licensee audited in accordance with generally accepted accounting principles applicable to public companies within the jurisdiction of Licensee, and detailed supplemental reports for the Licensor setting forth such information pertaining to sales and grants of Sublicenses as requested by Licensor. Each such statement shall include, without limitation, a report on the calculation and payment of Royalties to the Licensor.

6.6 Access to Information. Upon notice of not less than ten (10) calendar days, the Licensee shall permit the officers, employees, accountants, counsel, advisors, agents and other representatives of the Licensor, reasonable access, during normal business hours during the Term of the License, to Licensor's properties, books, contracts, commitments and records pertaining to this License and the grant of sublicenses of the RTN Stealth System, and, during such period, Licensee shall make available to the Licensor (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Applicable Laws and (ii) such other information concerning the aspects of its business, properties and personnel pertaining to the RTN Stealth System as Licensor may request. Licensee shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Applicable Laws. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information and materials provided pursuant to this Agreement shall be subject to the provisions of a confidentiality agreement which shall be entered into between the parties.

6.7 Protection of Rights. Licensor shall take any and all commercially reasonable actions which are necessary or advisable to protect and maintain any and all intellectual property rights in the RTN Stealth System for the benefit of Licensee.

7. Limitations on Warranties and Limitation of Liability.

7.1 NO WARRANTIES OTHER THAN AS SET FORTH HEREIN. LICENSOR EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE RTN STEALTH SYSTEM, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR THAT THE RTN STEALTH SYSTEM WILL MEET ANY REQUIREMENTS OR WILL PERFORM TO THE EXPECTATIONS OF LICENSEE OR ANY SUBLICENSEE OR IN CONFORMANCE WITH THE NEEDS OR REQUIREMENTS OF LICENSEE OR ANY SUBLICENSEE, OR THAT THE OPERATION OF THE RTN STEALTH SYSTEM WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY ERRORS IN THE RTN STEALTH SYSTEM WILL BE CORRECTED, AND LICENSEE EXPRESSLY WAIVES ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED.

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7.2 LIMITATION OF LIABILITY. LICENSEE AND EACH SUBLICENSEE SHALL USE THE RTN STEALTH SYSTEM ONLY AT THEIR OWN RISK AND AT THEIR OWN CHARGE. LICENSOR SHALL HAVE NO LIABILITY TO LICENSEE OR ANY SUBLICENSEE WITH RESPECT TO USE OF THE RTN STEALTH SYSTEM FOR ANY REASON , EXCEPT IN THE CASE OF WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR RECKLESSNESS OF LICENSOR, AS TO WHICH DIRECT DAMAGES SHALL BE THE SOLE REMEDY, AND IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY AND ALL , INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, IN TORT OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUE OR PROFIT, EVEN IF LICENSEE OR SUBLICENSEE, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH HARM OR DAMAGES.

8. Ownership and Intellectual Property Protection.

8.1 Ownership of the RTN Stealth System. Licensee acknowledges that the Licensor is the sole authorized licensor of all current and future worldwide rights such as, but not limited to patents and patent rights, copyrights, trademarks, trade names, trade secrets, know-how, utility models and other intellectual property rights (including without limitation, all applications and registrations with respect thereto) in and to the RTN Stealth System (the "**Intellectual Property**") embodied in the RTN Stealth System, all information, materials, clinical and test data reports and filings produced in connection with any required regulatory approvals, permits and Licenses, and all information, reports, specifications, source code, object code, documentation, diagrams, flow charts and any other tangible or intangible materials of any type whatsoever relating to the RTN Stealth System and derived or produced by any parties (collectively the "**Proprietary Materials**"). No provision contained in this License shall be construed to transfer to Licensee or any of Licensee's sublicensees any right, title or ownership interest in the Proprietary Materials or any Intellectual Property embodied in the RTN Stealth System.

8.2 Scope of use. Licensee shall not, and shall not permit any third party to, (a) modify or alter, create or attempt to create, by reverse engineering or otherwise, translate or decompile, translate or transfer, or otherwise attempt to derive the source code, structure or algorithms of, the RTN Stealth System or any part thereof, (b) use or adapt the RTN Stealth System or any part thereof in any way, including using or adapting the RTN Stealth System or any part thereof otherwise than in connection with the marketing or sale of the RTN Stealth System, (c) use the RTN Stealth System or any part thereof to create a derivative work of the RTN Stealth System, including Sublicenses, or (d) rent, lease or otherwise provide temporary access to the RTN Stealth System or any part thereof. Unless otherwise agreed to, in the event that Licensor, provides any modification, upgrades or enhancements to the RTN Stealth System, such modifications shall become a part of, and subject to, this License. For purposes of clarity, any and all other products and services developed by Licensor outside of the scope of the RTN

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Stealth System shall not be construed to be modification, upgrades or enhancements to the RTN Stealth System.

8.3 Control of Intellectual Property Protection. Licensor shall at all times retain the sole and exclusive right to pursue, secure, maintain, protect and enforce its Intellectual Property in and to, or arising out of or related to, the RTN Stealth System.

8.4 The RTN Stealth System Name. Licensee acknowledges and agrees that the name "RTN Stealth System" has been utilized by the Licensor on a preliminary basis and no assurance or representations are made with respect to availability of such name for registration under trademark or otherwise in any jurisdiction. Licensor shall offer the RTN Stealth System only under the name and/or trademark "RTN Stealth System" or such other name as mutually agreed in writing in advance of use by Licensee. Licensor shall have the right in its sole discretion to select and include any and all trademarks and trade names to identify the RTN Stealth System.

8.5 Protection of Intellectual Property. Licensee shall use its best efforts to protect and maintain the protection of the Intellectual Property in and to the RTN Stealth System. Upon Licensor's request, Licensee shall, at Licensor's sole cost and expense, assist Licensor in securing, maintaining and enforcing Licensor's Intellectual Property in and to the RTN Stealth System including, but not limited to, undertaking any and all technical or jurisprudential actions at Licensor's request.

8.6 Notice of infringement. Licensee shall promptly notify Licensor of any infringement of any Intellectual Property of Licensor with respect to the RTN Stealth System. Upon reasonable notice of infringement, Licensor shall have the right, but not the obligation, to bring any suit or action for infringement of its Intellectual Property at its own expense. Licensee shall, if requested by Licensor, actively assist in the prosecution of such action, at Licensor's expense. In the event that Licensor fails to take action with respect to such infringement within a reasonable time after notice of infringement, Licensee shall have the right to bring any appropriate suit or action against the infringer at Licensee's expense. In the event Licensee brings and prevails in such infringement action, any amount recovered from the infringer, whether by judgment, award, decree or settlement shall firstly be applied to pay for all losses and damages suffered by Licensee together with all reasonable legal costs and expenses incurred in such action, any balance thereafter be divided equally between Licensee and Licensor.

9. Indemnification.

9.1 Indemnification. (a) **Each of Licensee and Licensor, as the case may be (the "Indemnifying Party")**, shall, at its respective sole cost and expense, indemnify and hold the other party and its respective directors, officers, employees, agents, accountants, counsel and affiliates (each, an "Indemnified Party") harmless with respect to any and all liabilities, damages, losses, costs and expenses, including reasonable attorney's fees (any and all of the foregoing

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being hereinafter referred to each as a "Loss" and collectively, "Losses"), insofar as such Loss arises out of or is based upon a misrepresentation or breach by the Indemnifying Party of its representations, warranties, covenants and agreements contained herein, provided, however, that, if and to the extent that such indemnification is unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. (b) Licensor will indemnify, defend and hold Licensee harmless from any and all Losses resulting from any third party claim against Licensee that (a) the RTN Stealth System infringes, misappropriates or violates the trademarks of any third party. Licensor's obligations hereunder are conditional upon (i) Licensee providing sole control and reasonable cooperation to Licensor in connection with the defense and/or settlement of any such claim, at Licensor's expense; and (ii) Licensee providing prompt notice of any and all claims under this indemnity.

9.2 Notice of claim; defense. A claim for indemnification hereunder shall be valid upon notice of the matter giving rise to such claim as provided to the Indemnifying Party in writing. The Indemnifying Party shall have the exclusive right to defend against any claim and control such defense, provided, however, if the Indemnifying Party does not act in a reasonable manner with respect to such defense, as determined in the sole discretion of an Indemnified Party, such Indemnified Party may assume defense of such matter, provided, further, that any and all Losses including the Losses attributable to assumption of such defense, shall remain subject in full to the scope of indemnity set forth in Section 9.1. The Indemnified Party shall cooperate with the Indemnifying Party in defending against such claim. In no event shall the Indemnifying Party settle any such claim, lawsuit or proceeding without the Indemnified Party's prior written approval.

9.3 Infringement. If, as a result of any claim of infringement, Licensee or Licensor is permanently enjoined from selling the RTN Stealth System or using the RTN Stealth System, as the case may be, by a final, nonappealable decree, of a court of competent jurisdiction, (i) Licensor at its sole option and expense, may procure the right to continue to utilize the RTN Stealth System that is subject to such decree or may replace or modify the RTN Stealth System so that the RTN Stealth System is non- infringing, (ii) Licensor may terminate without penalty or damages this License and any and all sublicenses issued pursuant to the terms hereto with respect to the RTN Stealth System, as the case may be, that is subject to such decree, or (iii) if Licensee or Licensor is enjoined from utilizing the RTN Stealth System, Licensor may terminate this Agreement. The foregoing states the entire liability of Licensee or Licensor, as the case may be, to the other with respect to infringement of any proprietary rights of any third party, and Licensee and Licensor hereby expressly waive any and all other claims or damages that each may have against the other and its respective directors, officers, employees, agents, representatives and affiliates.

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10. Confidentiality.

10.1 Confidentiality. During the term of this License and thereafter, other than as set out in Section 10.2, each of Licensor and Licensee shall keep strictly confidential all Proprietary Materials, the RTN Stealth System, this License, and its terms and other confidential information concerning the business of the other party, however obtained, and shall not reveal or disclose the same to any person or entity without the prior written consent of the other party; provided, however, that either party may disclose such information pursuant to a subpoena, order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory or legislative body or agency in which such party is involved; and provided, further, that either party may disclose the terms of this License to the extent its counsel determines in good faith that such disclosure is necessary to comply with applicable securities laws. In the event that either party discloses such confidential information in accordance with the previous sentence, such party shall immediately notify the other party.

10.2 Disclosure. Licensee may not disclose the Licensor's confidential information except to the limited extent necessary as required to fulfill the purposes of this License or any Sublicense thereunder which disclosure shall not require the prior written consent of the Licensor.

10.3 Excluded information. Confidential information under this Section 10 does not include information that is or becomes generally available to the public without breach of any covenant governing use of confidential information herein.

11. Term.

11.1 Term. The License is hereby granted in perpetuity subject to the limited provisions for termination set forth herein. In the event of termination, Licensor and Licensee shall use their respective commercially reasonable efforts to provide notice to and to permit any and all Sublicensees prior to such termination to continue access and usage of the RTN Stealth System to any successor licensee as designated by Licensor.

11.2 Termination. Except as expressly set forth in this Agreement neither party shall have the right to terminate this Agreement. In addition to the limited provisions herein expressly permitting termination of this Agreement, either party shall have the right to terminate the License in the event of the following:

(a) upon breach by the other Party (the "Defaulting Party") of any material term or condition contained herein and failure to cure same within forty five (45) calendar days after receipt of written notice from the non-defaulting Party describing such breach in reasonably sufficient detail, and the Defaulting Party fails to cure or to commence substantial efforts to cure any such default and thereafter fails within a reasonable time to diligently prosecute to completion the curing of such default, ,

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provided, however, Licensor shall have the right to terminate this Agreement in the event of any breach by Licensee of any payment obligation due and payable to Licensor hereunder which is not cured within ten (10) calendar days after receipt of notice from Licensor by Licensee, provided, further however, if any such cure date falls on a weekend or holiday, the cure date shall be extended to the first business day after such weekend or holiday date); or

(b) upon the other Party's (i) filing for relief under any Applicable Law or procedure relating to debtor relief or bankruptcy, (ii) taking of any other affirmative act of insolvency, or (iii) having any involuntary bankruptcy, receivership, or other similar action filed against such Party.

11.3 The termination of this License or any part hereof by either party shall not relieve either party of any obligations accruing prior to the date of such termination. The representations, warranties and covenants of Licensor and Licensee set forth herein shall survive any such termination, including, without limitation, indemnification provisions. Termination shall not affect any consideration paid or payable by Licensee hereunder which shall remain the sole property of Licensor without recourse.

11.4 Upon termination of the License for any reason, Licensee shall promptly deliver to the other party all copies of any and all Proprietary Materials concerning the RTN Stealth System, including any computer files, copies, extracts or other reproductions thereof in whole or in part. All copies of such Proprietary Materials, including without limitation, all documents, computer files, memoranda, notes and other writings based on such Proprietary Materials shall be destroyed at the sole Licensee's charge, and such definitive destruction shall be certified in writing by an authorized officer of Licensee supervising such destruction.

12. Arbitration.

12.1 Arbitration. Except as otherwise provided in this Section 12, the parties hereto agree that the sole and exclusive remedy for any dispute between the parties arising out of or relating to this License shall be resolved by an arbitration procedure conducted in Toronto, Ontario. Judgment upon the award rendered may be entered by any court having jurisdiction over the parties. The arbiter shall be an attorney with not less than fifteen (15) years experience with a principle practice in the area of complex contracts. To the extent necessary in regard to the conduct of such arbitration, this License shall be interpreted in accordance with the laws of the jurisdiction of incorporation of Licensor without giving effect to conflicts of laws thereof. No substantive right or remedy, shall be available to Licensee as a basis for any action, claim or other proceeding against Licensor, and Licensee hereby waives any such rights except as otherwise provided herein. Licensor makes no representation that the RTN Stealth System is appropriate or available for use in locations outside the United States, and access to any website in respect of RTN Stealth System from locations where the provision of such information or services may be illegal is prohibited. Licensor and its sublicensees who determine to access this

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Licensor: ______

website from such locations do so on their own initiative and are responsible for compliance with all applicable local laws. If either party seeks arbitration regarding any provision of this License, the prevailing party in the arbitration shall be entitled to recover reasonable attorneys' fees from the other party, in addition to any other relief that may be granted or awarded.

12.2 Equitable Relief. Notwithstanding this Section 13 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where that party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other, provided there is no unreasonable delay in the prosecution of that application.

12.3 Limitations of Recourse. **ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES AND SHALL BE THE EXCLUSIVE REMEDY FOR ALL CLAIMS. EITHER PARTY MAY BRING AN ACTION IN ANY COURT OF COMPETENT JURISDICTION TO COMPEL ARBITRATION UNDER THIS AGREEMENT AND TO ENFORCE AN ARBITRATION AWARD. OTHERWISE, NEITHER PARTY SHALL INITIATE OR PROSECUTE ANY LAWSUIT OR ADMINISTRATIVE ACTION IN ANY WAY RELATED TO ANY CLAIM EXCEPT AS OTHERWISE PROVIDED HEREIN. THE LICENSEE EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE. IN NO EVENT SHALL LICENSEE OR ANY SUBLICENSEE HAVE RECOURSE AGAINST LICENSOR OR ANY OF ITS AFFILIATES, OR ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS OR MEMBERS OF LICENSOR OR ITS AFFILIATES, FOR ANY REASON FOR ANY LOSSES OR DAMAGES OF ANY KIND OR NATURE ARISING FROM DIRECT OR INDIRECT USE OF THE RTN STEALTH SYSTEM.**

13. Miscellaneous.

13.1 Rules of Construction. As used in this License, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof", "herein" and "hereunder" and other words of similar import refer to this License as a whole, including the Exhibits hereto, as the same may from time to time be amended or supplemented, and not to any subdivisions contained in this License. The word "including" when used herein is not intended to be exclusive and means "including, without limitation".

13.2 No adverse actions. Licensee agrees to take no action that could materially adversely affect the business, operations or prospects of Licensor.

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13.3 Independent Contractors. It is expressly agreed that the parties hereto are acting hereunder as independent contractors and not joint venturers, and under no circumstances shall any of the employees of one (1) party be deemed the employees of the other for any purpose. This License shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purposes expressly provided for and set forth herein.

13.4 Assignment; License. The rights, duties and obligations of Licensee under the terms and conditions of this License, are not further assignable, licensable, transferable or delegable by Licensee without the prior written consent of Licensor which shall not be unreasonably refused. The rights, duties and obligations of Licensor under the terms and conditions of this License are not assignable, licensable, transferable or delegable without the prior written consent of Licensee. This License shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The rights of Licensor hereunder may be transferred at the sole discretion of Licensor without consent of Licensee. The duties and obligations of Licensor under the terms and conditions of this License, are not assignable, licensable, transferable or delegable by Licensor without the prior written consent of Licensee which shall not be unreasonably refused.

13.5 Waiver. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

13.6 Severability. If any provision of this License is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other party or provision of this License.

13.7 Survival. The parties agree that this Agreement shall remain in full force and effect according to its terms following execution and delivery of the Agreement. Change in control of either the Licensor or the Licensee or any Sublicensee shall not affect the obligations of performance and grant of License hereby. The parties agree that Sections 9, 11 and 12 of this Agreement shall remain in full force and effect following Termination of this Agreement. The foregoing shall not be construed to limit or abridge the rights of either party with respect to any other provision set forth herein.

13.8 Notice. All notices, invoices, consents or other communications required or permitted to be given by either party to the other shall be in writing (including facsimile or similar writing) and shall be given by certified or registered mail, postage prepaid, with a copy by facsimile, as set forth on the signature page hereto, or at such other address or facsimile number (or other similar number) as any party may from time to time specify to the other party hereto. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing, personal delivery or date of facsimile (provided the appropriate answerback is received and copy by overnight courier service is delivered thereafter) and shall be conclusively presumed to have been received on the second

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business day following the date of mailing or, in case of personal delivery, the actual day of personal delivery thereof, or, in the case of facsimile delivery, when such facsimile is transmitted, except that a change of address shall not be affective until actually received.

13.9 Entire Agreement. This License, together with the Preferred Stock Purchase Agreement and the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. It may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

13.10 Business and Calendar Days. All references to a "business day" herein shall refer to each day (or portion thereof) on which the New York Stock Exchange is open for business. Each reference to "calendar day" and all days set forth without attribution as a business day or specified as a calendar day shall be calculated by reference to the respective calendar day of such period.

13.11 Headings. The headings used in this License are for reference purposes only and shall not be construed to limit or further define any term or provisions hereof.

13.12 Counterparts. This License may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This License shall be binding and enforceable upon electronic delivery via facsimile or scan/e-mail transmission to the same and full extent as an original thereof.

[Signature Page Follows]

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Licensor: ______

IN WITNESS WHEREOF, the parties hereto have executed this License by a duly authorized representative as of the date first written above.

LICENSOR: MARKET GUIDANCE SYSTEMS, INC.

By: ______________________

Name: Marsha Collins
Title: Secretary | Treasurer
Address For Notice: [illegible]
Facsimile: 416 362 5427

With a copy to:

Wuersch & Gering LLP
100 Wall Street – 21st Floor
New York, NY 10005
Facsimile: (212) 509-9559
Attention: Travis L. Gering, Esq.

LICENSEE: RTN STEALTH SOFTWARE INC.

By: ______________________

Name:
Title:
Address For Notice:

IN WITNESS WHEREOF, the parties hereto have executed this License by a duly authorized representative as of the date first written above.

LICENSOR: MARKET GUIDANCE SYSTEMS, INC.

By: ______________________

Name:
Title:
Address For Notice:
Facsimile:

With a copy to:

Wuersch & Gering LLP
100 Wall Street – 21st Floor
New York, NY 10005
Facsimile: (212) 509-9559
Attention: Travis L. Gering, Esq.

LICENSEE: RTN STEALTH SOFTWARE INC.

By: [signature]

Name: LUCKY JANDA
Title: President
Address For Notice:

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Exhibit A

MARKET GUIDANCE SYSTEMS, INC.

RTN Stealth System
SYSTEM DESCRIPTION

1. Introduction

The RTN Stealth System is a direct access trading platform that utilizes Interactive Brokers TWS multi-market connectivity platform, and which may use connectivity platforms of other brokerages in the future, to provide one of the fastest trade execution technologies available today. RTN Stealth System also provides real time market information designed to assist active traders in making trading decisions. All references herein with respect to description of the RTN Stealth System pertaining to the License to which this description is an Exhibit shall be deemed to include within the scope of the License connectivity to other retail systems in addition to Interactive Brokers if such other retail brokers open their respective computer network API to permit use of the RTN Stealth System.

2. RTN Stealth System Components

RTN Stealth System software consists of two major parts:

- A desk-top application that connects to the Interactive Brokers TWS in order to retrieve real time market data and to provide the direct access order placement for the end user
- A server software that connects to the desk-top application providing user verification functions, securities definitions, user account information parameters, trading instruments specifications and other support functions

The RTN Stealth System desk-top application is suitable for Windows XP, Windows Vista and Windows 7 operating systems. Below is a screen shot of the RTN Stealth System desk-top application with its major components.



1
2
3
4
5
6
7
8
9
10
12
BUY
CSCO
SELL
LOCATOR

2.1. Main Sentiment Spectrum


1,700

This gauge is marked with number "1". The Sentiment Spectrum gauge is driven by the proprietary algorithm that enables the filtering of the market data based on 55 different frequency filters. The filtered data is presented in a form of a histogram that has bars representing the relative strength of the market activities occurring with different frequency. This representation of the market's activity could be associated with the Buying and Selling dynamics of the traders that currently are involved in trading of any specific security. The bar colors of this histogram are indicating the rate of change of each market activity that is related to the specific frequency identified by the gauge's filters. The Sentiment Spectrum gauge could be set to reflect the market activity in different time ranges. It has fixed settings to switch its parameters from 50t time compression (50 ticks, or 50 last trade occurrences) to 5 min, 15 min, 30 min, 60 min, and daily bars enabling this gauge to assess the market activities from the micro to macro scale.

2.2. Secondary Spectrums Panel


NVLS
QCOM

This panel is marked "2" and is designed to give a trader real time market sentiment on up to nine securities selected by the trader. This panel has spectrums that are all set to 50t time compression to give a trader the most dynamic look at his/her portfolio. The panel can be used to input symbol tickers, to add or delete securities from the trading portfolio and to alert the trader when one of the 9 monitored securities exhibits unusual activity. A trader can also change the security in a main Sentiment Spectrum gauge window by simply clicking on one of the secondary spectrums. This action will also change the order entry window (gauge #11) to the symbol in a clicked secondary spectrum window. The current active symbol is highlighted in the small spectrums panel via white rounded rectangle and it is analyzed further through other RTN Stealth System gauges such as the Trader's Commitment Gage (#3), Trading Equilibrium Gauge (#4) and Multi-time Frame Price Range Gauge (#5).

2.3. Commitment Gage



This gauge (#3) is driven by the data filtration algorithm that is based on the market activity's relative strength parameters. Within the RTN Stealth System platform this gauge enables a trader to associate his/her trading decisions with the rapid developments in the market place via observing the buying and selling dynamics that take place in the market. This gage has a fixed time compression and color marked positions when the analyzed security exhibits extreme levels of buying or selling activity.

2.4. Trading Equilibrium Gauge


24.01
24.00
23.99
23.98
23.97
23.96
23.95
23.94
23.93

The Trading Equilibrium Gauge (#4) is an instrument that is based on a non-linear regression analysis of price fluctuations. This gauge utilizes 5 minute bar compression and it is measuring the range of the price moves compared to their mean value. It also indicates the overall BIAS of this short term market activity and gives the relative indications of "Out-of-Range" price fluctuations. Positions of this gauge could be associated with extreme price moves that have tendency to retrace themselves to their mean levels. The price range relative to its mean level is marked in standard deviations thus allowing a trader to quantify any "Out of Range" price move.

2.5. Multi-time Frame Price Range Gauge



As with the Trading Equilibrium Gauge the Multi-time Frame Price Range Gauge (#5) is based on a non-linear regression analysis. But unlike the Trading Equilibrium Gauge the Multi-time Frame Price Range Gauge performs its analysis using multiple time frames (1 min, 5 min, 10 min, 15 min, 30 min, 45 min, 60 min, 120 min, 240 min and daily bars). This gives a trader a unique ability to assess any current price move in relation to the mean price levels calculated for different time frames. This relative assessment helps a trader to put the current price development "in perspective" using historical references. This associative tool presents its information in a form of bar graph where each individual time frame reference is linked to the length of the corresponding bar. The difference between the current price and each individual time frame

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reference point is measured in standard deviations. It enables a trader to easily quantify the current price levels with respect to the multi-time frame historical references.

2.6. Order Entry Controls


BID 23.90
LAST 23.90
ASK 23.93
BUY
100
CSCO
23.92
SELL

At the heart of the RTN Stealth System order execution system is its Order Entry Controls (#6). Located in the middle of the RTN Stealth System graphical user interface this facility enables a trader to rapidly place Buy/Sell orders via Interactive Brokers TWS. The Order Entry Controls display real-time price information (Bid, Ask, Last) of the currently analyzed security and enables a trader to place Market and Limit orders by simply clicking on "BUY" or "SELL" buttons. It also allows a trader to quickly change the limit price, number of shares/contracts and automatically track changing Ask or Bid prices in real time and immediately execute an order when the trader's target price is reached. The order system also has an "EXIT" button to rapidly liquidate/cover all open positions at the market as well as a "CANCEL" button to cancel all open orders.

2.7. Position Tracker



The position tracker tool creates a real-time snapshot of all the positions that a trader holds in his/her portfolio. Changing colors on the Position Tracker (#7) confirms the trader is in a position and enables the trader to see whether a certain position is in a profit or loss. It also indicates whether a certain security in the trader's portfolio has open orders or whether the Trailing Stop feature is triggered. The currently analyzed security is highlighted with the yellow rectangle while non positions are market by a black square.

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2.8. Market Indices

The market indices 
DOW JONES
S&P 500
NASDAQ
des a trader real time levels for the major Indices such as the strial Index, Standard and Poor 500 Index and the NASDAQ C

2.9. Locator


LOCATOR

The Locator (#9) sends alerts to a trader if the price activity of one of the securities in his/her portfolio exceeds normal levels as defined by the **Main Sentiment Spectrum**. The Locator can be turned ON or OFF by the trader. In this respect, the Locator brings potential trading opportunities to the trader's attention by highlighting the ticker symbol of the alerted security in the secondary spectrum panel (#2).

2.10. Account Information Panel


PEAK CAPITAL IN USE
CAPITAL IN USE
NET LIQUIDATION VALUE
UNREALIZED PROFIT
DAILY LOCKED PROFIT

This panel is designed to provide essential information regarding the trader's account. This account information is gathered from the trader's Interactive Brokers account and reflects the current account status according to Interactive Brokers back office.

2.11. Positions and Orders Panel


Symbol
Position
Avg Px Action
Net PL Quantity
Daily P&L Limit Px
Net UPL
Bid Size
Bid Px Type
Ask Px Transmit
Ask Size Cancel
Last Px Status
High
Low TIF
Change Dest
Total:

This panel (#11) is design to allow a trader to monitor his/her current positions and pending orders in real time. The Positions and Orders Panel provides a

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summary of all security positions in the trader's portfolio including derivatives (options and futures). The orders can be monitored, modified, canceled and transmitted to TWS via this panel. The orders can also be created in the Positions and Orders Panel by simply double clicking on either Bid or Ask fields of the traded security.

2.12. Connection Indicator



This indicator ensures that RTN Stealth System is properly connected to Interactive Brokers TWS and therefore is receiving correct market and account information through their Interactive Brokers API.

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